Exhibit 99.1

KULR Technology Group Reports Second Quarter 2025 Financial Results

HOUSTON / GLOBENEWSWIRE / August 14, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin-Plus Treasury company that builds a portfolio of frontier technology businesses ranging from high performance energy systems to AI Robotics, today reported results for the second quarter ended June 30, 2025.

“KULR is in its strongest financial position to accelerate its growth and continue its innovations," commented KULR CEO Michael Mo. "Alongside the increased revenue in Q2, our Bitcoin holdings provide a solid financial balance sheet that enables us to invest confidently in developing new KULR ONE battery products, expand our R&D efforts, and drive towards the next phase of our growth."

Second Quarter 2025 Financial Results

Revenues: In the second quarter that ended June 30, 2025, revenue increased 63% to $3.97 million compared to $2.43 million reported in the same period last year. Product sales increased 74%, with revenue of approximately $1.98 million versus approximately $1.13 million in the same quarter last year.

Cash and Accounts Receivable: As of June 30, 2025, the Company had cash and current accounts receivable combined of $24.73 million.

Gross Margins: Gross margin was 18% in the quarter ending June 30, 2025, compared to 24% in the same period last year. The decrease in gross margins was primarily due to unanticipated labor hours needed to complete technical projects.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $6.94 million in the second quarter of 2025 from $4.59 million in the same period last year. The increase in SG&A expenses was primarily due to increases in advertising and marketing services as well as stock-based compensation.

Research and Development (R&D) Expenses: R&D expenses in the second quarter of 2025 increased to $2.44 million from $1.31 million in the same period last year. The higher investment in R&D reflects a planned increase in R&D consulting services.

Operating Loss: Loss from operations was $9.45 million for the second quarter of 2025, compared to $5.33 million from the same period last year. Higher operating loss in the second quarter was driven by an increase in both SG&A expenses and investment in R&D.

Net Income: Net income for the second quarter of 2025 was $8.14 million, or $0.22 per share, compared to a net loss of $5.89 million, or a loss of $0.26 per share from the same period last year. The net gain in the second quarter was primarily driven by a mark-to-market of the Company’s bitcoin holdings as compared to March 31, 2025.

Management Commentary

KULR Chief Financial Officer, Shawn Canter, said with respect to the second quarter results, “We are proud to deliver another revenue record quarter – the highest in KULR’s history. Revenue rose 63% year-over-year. We continue to invest for KULR’s long-term growth and scalability. In parallel, we are executing on our Bitcoin treasury strategy. We hold over 1,035 BTC and a yield approaching 300%. We remain confident in our ability to build shareholder value through our energy management, exoskeleton and BTC strategies.”

Second Quarter 2025 and Recent Corporate Highlights:

•	KULR Technology Group Joins Russell 3000® Index. The Company announced it had joined the broad-market Russell 3000® Index, effective after the United States market opened on June 30, as part of the 2025 Russell indexes reconstitution. The annual reconstitution of the Russell US indexes captures the 4,000 largest US stocks as of April 30, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

•	KULR Expands Bitcoin Holdings to 1,021 BTC, Reports 291.2% BTC Yield. The Company announced on July 10th it increased its bitcoin holdings for its Bitcoin Treasury by additional acquisitions of approximately $10 million to reach a total of approximately $101 million in bitcoin acquisitions. The additional bitcoin was acquired at a weighted average price of $108,884 per bitcoin, inclusive of fees and expenses. The Company now holds 1,021 BTC. Year to date, KULR has achieved a BTC Yield of 291.2%, leveraging a combination of surplus cash, its recently announced Coinbase credit facility and its At-The-Market (ATM) equity program to fund purchases. KULR uses "BTC Yield" as a key performance indicator (KPI) for its Bitcoin Treasury Strategy. BTC Yield is calculated as the percentage change period-to-period in the ratio of the Company’s bitcoin holdings to its Assumed Fully Diluted Shares Outstanding. This KPI helps assess the effectiveness of KULR’s bitcoin acquisition strategy in a manner KULR believes drives shareholder value.

•	K1S 500 XLT has Been Shipped to Customers as a Very Lightweight and Compact Designs Providing Cutting Edge Energy Storage Solutions at Commercialized Price Tags that Match the Expected Economics of the Growing Private Space Sector. This variation of the K1S platform combines high quality WI37A screened cells with tight packing factors and low mass structural material selections. The design also has direct integration of KULR’s next generation space environment rated KULR BMS (kBMS).

•	KULR Reaches 750 PH/s in Bitcoin Mining Operations with Latest Deployment, Aims for 1.25 EH/s by Late Summer. The Company announced the successful deployment of 3,570 Bitmain S19 XP 140T Bitcoin mining machines at facilities located in Asuncion, Paraguay, thereby boosting the Company’s operational capacity to 750 petahash per second (PH/s) across multiple mining locations. This deployment underscores KULR’s dual acquisition strategy of both mining Bitcoin and purchasing it on the open market. By leveraging a “buy-or-mine” flexibility, KULR intends to build its BTC holdings more efficiently rather than relying on a single method of BTC accumulation. KULR continues to scale its mining operations and aims to reach 1.25 EH/s later this summer.

•	KULR Announced its Strategic Partnership with German Bionic in April. In June, the 7th Generation Exoskeleton, EXIA, was Released and is Now Actively Being Introduced to Customers Across North America. Early feedback since units became available from the factory in June has been overwhelmingly positive and we remain very positive about the prospects of this technology to support workers engaged in strenuous manual labor.

•	K1G Battery for DoD Applications has Successfully Demonstrated a Ballistic Proof Battery Using API Rounds.

•	KULR Completed Delivery of a Pressure-Tolerant Subsea Battery to a Key Strategic Partner, Reinforcing the Company’s Leadership in Advanced Energy Solutions for Extreme Environments.

•	KULR Technology Group Announces $20 Million Credit Facility with Coinbase. The Company announced it secured a $20 million credit facility with Coinbase Credit, Inc., a subsidiary of Coinbase Global, Inc. The agreement establishes a multi-draw loan facility which the Company intends to use to fund its strategic Bitcoin accumulation goals. Amounts borrowed under the credit facility will be secured by a portion of the Company’s total bitcoin holdings.

•	KULR Consolidates Shares as Part of Broader Market Positioning Strategy. The Company announced it completed a 1-for-8 reverse stock split of its outstanding common stock effective for the commencement of trading on June 23, 2025. KULR’s common stock continues to trade on the NYSE-American Market under the symbol “KULR”. The non-compulsory decision to implement this stock split reflects the Company’s aim to optimize market dynamics, broaden investor appeal and accessibility, and align the stock’s trading conditions with the best interests of its investors. The reverse stock split reduced the number of shares of common stock issued and outstanding from approximately 300 million to approximately 40 million.

Conference Call
The Company has scheduled a conference call for August 14, 2025, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

KULR Technology Group Second Quarter 2025 Earnings Call

Date: Thursday, August 14th, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR Second Quarter 2025 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin First Company that delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com